FIRST AMENDMENT TO

SUBSCRIPTION AGREEMENT

This First Amendment to Subscription Agreement, dated as of June 26, 2009 (the “Amendment”), amends that certain Subscription Agreement (the “Agreement”) dated as of June 5, 2009 between Stephen F. Butterfield, Living Trust U/A/D 01/12/1999 (the “Butterfield Trust”) and i2 Telecom International, Inc., a Washington corporation (the “Company”). Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement unless otherwise noted.

WHEREAS, the parties to the Agreement desire to amend the Agreement in order to correctly reflect the intention of the parties that for each share of Series F Convertible Preferred Stock purchased by the Butterfield Trust, the Company will issue to the Butterfield Trust, for no additional consideration, a warrant to purchase 1,000 shares of common stock, no par value, of the Company; and

WHEREAS, the parties to the Agreement desire to extend the deadline for the Company to convert at least 85% of its debt evidenced by notes into shares of its common stock; and

NOW, THEREFORE, the Agreement is amended as follows:

1.         Section 1.1 of the Agreement shall be amended in its entirety with the following language:

1.1       Subscriber hereby subscribes for and agrees to purchase from i2 Telecom, Inc., a Washington corporation (the “Company”), 3,000 shares (the “Shares”) of Series F Convertible Preferred Stock, no par value per share (the “Series F Preferred Stock”), of the Company, at a purchase price of $1,000 per Share. For each Share purchased by Subscriber, the Company will issue to Subscriber, for no additional consideration, a warrant to purchase 1,000 shares (which shares have been adjusted to reflect the 1:10 reverse stock split effectuated by the Company) of common stock, no par value, of the Company (the “Common Stock”), which Warrant will be in substantially the form of Exhibit A attached hereto (the “Warrants”). The rights and preferences of the Series F Preferred Stock are set forth in the Articles of Amendment of the Company, a copy of which is attached hereto as Exhibit B (the “Articles of Incorporation”).

2.         Section 1.6 of the Agreement shall be amended in its entirety with the following language:

1.6       In the event that the holders of at least eighty-five percent (85%) of the debt that is evidenced by a promissory note (which debt is currently approximately $4,800,000 of principal and $1,450,000 of loan fees and accrued interest) (the “Debt”) have not converted such Debt into shares of preferred stock of a newly-formed subsidiary of the Company which will own the intellectual property of the Company on or prior to July 30, 2009, then upon the written request of Subscriber, the Company will convert the Shares issued to Subscriber hereunder into a promissory note, which promissory note will have the following terms: (i) an interest rate of ten percent (10%) per annum; and (ii) principal and interest due and payable on demand. Within five (5) days following such written request, Subscriber shall deliver certificates evidencing the Shares to the Company, and the Company will execute and deliver such promissory note to Subscriber.

3.         Except as specifically provided herein, the Agreement shall remain in full force and effect.

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The undersigned has executed this Amendment as of the date first written above.

i2 TELECOM INTERNATIONAL, INC.

_\s\__Andrew L. Berman_____________

Andrew L. Berman, Chief Executive Officer

STEPHEN F. BUTTERFIELD, LIVING TRUST U/A/D 01/12/1999

\s\ Stephen F. Butterfield

Stephen F. Butterfield, Trustee